PAMPA ENERGÍA ANNOUNCES GENERAL ORDINARY AND EXTRAORDINARY SHAREHOLDERS’ MEETING FOR APRIL 29, 2019

Pampa Energía S.A. announced that will hold a General Ordinary and Extraordinary Shareholders’ Meeting on April 29th, 2019, at 3:00 p.m. on first call and, in the event that the legally required quorum is not reached on first call, at 4:00 p.m. on second call only with respect to the General Ordinary Shareholders’ Meeting at the registered office, located at Maipú 1, Buenos Aires City, to consider the following agenda:

1)	Appointment of shareholders to approve and sign the minutes of the Shareholders’ Meeting.
2)

Consideration of the Company’s Balance Sheet, Statement of Comprehensive Income, Statement of Changes in Shareholders’ Equity, Statement of Cash Flows, Notes, Independent Auditor’s Report, Supervisory Committee’s Report, Annual Report and Report on Compliance with the Corporate Governance Code, Management’s Discussion and Analysis required by the regulations of the Argentine Securities Commission, and the additional information required by applicable rules, all for the fiscal year ended December 31, 2018.

3)	Consideration of the results for the year and allocation thereof (upon dealing with this item, the meeting will qualify as an Extraordinary Shareholders’ Meeting).
4)	Consideration of the Supervisory Committee’s performance and their fees for the fiscal year ended December 31, 2018.
5)

Consideration of the performance of and fees payable to the members of the Supervisory Committee of Petrobras Argentina S.A., Petrolera Pampa S.A., Central Térmica Güemes S.A. and Central Térmica Loma de la Lata S.A. (as successor of Electricidad Argentina S.A.), companies merged into Pampa Energía S.A., for the period from November 2016 to (and including) April 2018 with respect to Petrobras Argentina S.A., for the period from October 2017 to (and including) July 2018 with respect to Petrolera Pampa S.A. and Central Térmica Güemes S.A., and for the period from January 2017 to (and including) April 2018 with respect to Central Térmica Loma de la Lata S.A. (as successor of Electricidad Argentina S.A.).

6)	Consideration of the Directors’ performance and fees payable to them for the fiscal year ended December 31, 2018.
7)	Consideration of fees payable to the Independent Auditor.

8)	Appointment of regular and alternate Directors. Appointment of members of the Audit Committee.
9)	Appointment of alternate Statutory Auditors.
10)	Appointment of Regular Independent Auditor and Alternate Independent Auditor who shall render an opinion on the financial statements for the fiscal year started on January 1, 2019.
11)

Determination of fees payable to the Regular Independent Auditor and Alternate Independent Auditor who shall render an opinion on the financial statements for the fiscal year started on January 1, 2019.

12)	Consideration of allocation of a budgetary item for the operation of the Audit Committee.
13)

Delegation to the Board of Directors, with the power to sub-delegate, of the broadest powers for the issuance of Corporate Bonds Convertible into common shares and/or American Depositary Shares (“ADRs”) of the Company.

14)	Grant of authorizations to carry out the proceedings and filings necessary to obtain the relevant registrations.
15)

Consideration of: (i) the merger of Pampa Energía SA with Parques Eólicos Argentinos SA, under Section 82 et seq. of the Argentine Companies Law, and Section 77 et seq. of the Argentine Income Tax Law; (ii) the individual special statement of financial position for merger purposes as of December 31, 2018 and the consolidated statement of financial position for merger purposes as of December 31, 2018, together with the respective reports of the external auditor and Statutory Audit Committee; (iii) the previous merger agreement; and (iv) the authorizations to be granted for the subscription of the final merger agreement.

NOTE 1: Shareholders shall send the relevant certificates evidencing the balance of their book-entry accounts, issued to such effect by Caja de Valores S.A., to Maipú 1, Ground Floor, City of Buenos Aires, on any business day from 10.00 am to 6.00 pm until and including April 23, 2019.

NOTE 2: According to the provisions of the Regulations of the Argentine Securities Commission, as amended in 2013, when enrolling to participate at the Meeting, the Shareholder shall report the following data: first and last name or complete corporate name; type and number of identity document in the case of natural persons or registration data in the case of legal entities, expressly indicating the Registry where they are registered with and its jurisdiction, domicile and type of domicile. The same information must be filed by any person who attends the Meeting as representative of a shareholder.

NOTE 3: Shareholders are hereby reminded that, in accordance with the Regulations of the Argentine Securities Commission, as amended in 2013, in the event of shareholders that are entities organized abroad, (i) information shall be given about the ultimate beneficial owners of the shares that comprise the capital stock of the foreign company and the number of shares that shall be voted by them, stating first and last name, nationality, actual domicile, date of birth, national identity document or passport number, taxpayer identification number (CUIT), worker’s identification number (CUIL) or any other form of tax identification and occupation, and (ii) proof shall be submitted of their registration pursuant to the terms of Sections 118 or 123 of the Business Companies Law No. 19,550, as amended, and  the representative appointed to vote at the Shareholders’ Meeting shall be duly registered with the relevant Public Registry or provide evidence of its capacity as duly appointed proxy.

NOTE 4: In addition, if the shareholder is a trust or any other similar entity, or a foundation or any other similar entity, whether public or private, it shall be required to comply with Section 26, Chapter II, Title II of the Regulations of the Argentine Securities Commission, as amended in 2013.

NOTE 5: The Shareholders are hereby required to be present at least 15 minutes in advance of the time scheduled for holding the Meeting.

NOTE 6: For further information about the Board proposals regarding the items to be dealt with at the General Ordinary and Extraordinary Shareholders’ Meeting, please visit https://ri.pampaenergia.com/en/investor-services/shareholders-meeting/

María Agustina Montes

Head of Market Relations